Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS FINANCIAL RESULTS FOR 2022

DALTON, GEORGIA (March 2, 2023) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the year ended December 31, 2022.

•Net sales for the fiscal year of 2022 were $304 million, or 11% below the net sales of $341 million in the fiscal year of 2021.

•The net loss for the fiscal year end 2022 was $35.1 million with a $33.4 million loss from continuing operations.

•The plan for the consolidation of our east coast facilities has resulted in a 24% reduction of associates and is expected to result in estimated savings of over $25 million.

For the year 2022, net sales from continuing operations for the Company were $303,570,000 as compared to $341,247,000 in the year 2021. The net loss on the year 2022 was $35,079,000 compared to a net income of $1,616,000 in the previous year. Loss from continuing operations for the fiscal year 2022 was $33,415,000 compared to an income of $5,153,000 in the year 2021. Net sales in the fourth quarter of 2022 were $70,535,000 compared to $89,225,000 in the fourth quarter of the prior year. The net loss on the fourth quarter of 2022 was $18,454,000 with a loss of $17,681,000 from continuing operations. This compares to a loss of $6,138,000 in the fourth quarter of 2021 with a loss of $3,949,000 from continuing operations.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Our fiscal year of 2022 was severely impacted by several negative factors specific to our Company and a general downturn that impacted our industry as a whole throughout most of the year.

Beginning in the mid second quarter of 2022, the flooring industry started to see a decrease in demand that persisted through the remainder of the year. High inflation and rising interest rates negatively impacted consumer confidence and lowered discretionary spending. Home sales and residential remodeling both declined in the second half of the year.

Our net sales in 2022 also reflected the year over year loss of approximately $23 million in sales with our largest mass merchant retail customer. Our sales with this customer ended in the first quarter of 2022 as the result of their change in strategy to focus on lower price point products. We also experienced supply chain problems and issues with our sample vendors which created delays in our new product introductions in 2022, particularly within our new decorative line and our hard-surface products. We incurred the cost of introducing these products in 2022 but, due to the products being release late in the year, we had little to no sales activity to offset these costs.

-MORE-

The Dixie Group Reports 2022 Results

March 2, 2023

Our gross margins in 2022 were negatively impacted by excessively high material costs as a result of our former primary raw material supplier’s abrupt exit from the business, dramatic increases in ocean freight which impacted our imported hard surface inventory and overall higher material costs from most suppliers as a result of inflation. Due to the rapid timing and magnitude of these increases, we were not able to raise the prices to our customers at the same rate. Fortunately, by the end of the year we began to see costs decline but, during the 4th Quarter, we continued to work through inventory at inflated values due to costs incurred in earlier periods. In addition, our gross margin in the fourth quarter was also negatively impacted by our decision to scale back production in our plants in line with decreased demand and our plan to reduce inventories. This decreased production resulted in higher expenses for unabsorbed overhead.

In the third quarter of 2022 we began our plan to consolidate our manufacturing operations on the east coast. This plan was implemented to lower our fixed and variable costs by shutting higher cost assets, reducing staffing and aligning production with demand. Under this plan we consolidated all of our east coast tufting operations to our plant in Eton, Georgia, our east coast yarn production into our Roanoke, Alabama facility and we also relocated our east coast distribution of luxury vinyl flooring from our facility in Saraland, Alabama to our Atmore, Alabama plant. The consolidations have resulted in a 24% reduction of our associates. We estimate this plan, along with other actions, will result in annual improvement in operating results of over $25 million and return our gross margins to more normal levels.

During the fourth quarter, we continued executing the launch of our new decorative segment programs, 1866 by Masland and Décor by Fabrica. This key growth initiative included 30 new styles and, despite soft market conditions, we are seeing strong placement of product with our customers and order entry momentum continues to build. In our nylon segment, we launched our remaining new soft surface EnVision Nylon carpet introductions into the market in the fourth quarter of 2022. In our TRUCOR line of luxury vinyl flooring, we launched TRUCOR Boardwalk, a collection of 12 SPC SKUs featuring lighter, coastal colors and a pillowed edge for a realistic wood visual. This collection is 6.5mm thick for long lasting durability and easy installation.

In 2023, we are launching a broad mix of new products, including new price point items in soft and hard surfaces, and beautiful high end carpet styles in the nylon and decorative segments. In the first 7 weeks of this year, we have seen a pick up in order entry and are running less than 5% below prior year demand levels. We are encouraged by the strong attendance levels and positive customer sentiment at the regional and national trade shows in early 2023.” Frierson concluded.

The gross profit margin for the full year of 2022 was 17.7% of net sales compared with 22.6% in the prior year fiscal year. Selling and general administrative expenses were $9.0 million higher than the prior year. This increase in expense was primarily related to higher marketing and sample costs related to our introduction of the decorative line of business and higher consulting and professional fees in our administrative areas. Interest expense increased by $598 thousand as a result of higher debt incurred to fund operations and higher interest rates.

Our receivables decreased at fiscal year-end 2022 as compared to the end of the fiscal year 2021. The decrease of $15.3 million was primarily due to the loss of sales volume with our primary mass merchant retailer and lower sales volume overall at year end. Despite lower sales volume, inventory was relatively flat year over year. At the end of 2022 we retained a high level of inventory relative to the sales of our decorative business that had just been introduced at year end. Accounts payable and accrued expenses decreased by $11.1 million at the end of 2022 as compared to 2021. This decrease was in line with the lower volume and cost of purchases for inventories at 2022 fiscal year end.

Our debt increased by $22.2 million in 2022 as compared to 2021. The increase in debt was incurred to fund operations and restructuring in 2022. Our borrowing availability under our line of credit with our senior lending facility at the end of the fiscal year 2022 was $15.3 million.
-MORE-

The Dixie Group Reports 2022 Results

March 2, 2023

A listen-only Internet simulcast and replay of The Dixie Group's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time on March 2, 2023. A replay will be available approximately two hours later and will continue for approximately 7 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (877) 407-0989 and entering 13735921 at least 10 minutes before the appointed time. A digital replay of the call will be available for approximately two weeks after the call by dialing (877) 660-6853 and entering 13735921. The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential customers through the Fabrica International, Masland Carpets, TRUCOR and Dixie Home brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

-MORE-

The Dixie Group Reports 2022 Results

March 2, 2023

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Year Ended
	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021

NET SALES	$70,535	$89,225	$303,570	$341,247
Cost of sales	60,680	76,335	249,946	263,992
GROSS PROFIT	9,855	12,890	53,624	77,255
Selling and administrative expenses	22,082	17,098	76,957	67,926
Other operating (income) expense, net	(20)	(832)	239	(927)
Facility consolidation and severance expenses, net	3,616	72	4,584	255
OPERATING INCOME (LOSS)	(15,823)	(3,448)	(28,156)	10,001
Interest expense	1,842	993	5,340	4,742
Other expense, net	9	—	6	1
Income (loss) from continuing operations before taxes	(17,674)	(4,441)	(33,502)	5,258
Income tax provision (benefit)	7	(492)	(87)	105
Income (loss) from continuing operations	(17,681)	(3,949)	(33,415)	5,153
Loss from discontinued operations, net of tax	(773)	(2,189)	(1,664)	(3,537)
NET INCOME (LOSS)	$(18,454)	$(6,138)	$(35,079)	$1,616

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(1.19)	$(0.26)	$(2.21)	$0.33
Discontinued operations	(0.05)	(0.14)	(0.11)	(0.23)
Net income (loss)	$(1.24)	$(0.40)	$(2.32)	$0.10

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(1.19)	$(0.26)	$(2.21)	$0.32
Discontinued operations	(0.05)	(0.14)	(0.11)	(0.23)
Net income (loss)	$(1.24)	$(0.40)	$(2.32)	$0.09

Weighted-average shares outstanding:
Basic	14,914	15,127	15,121	15,114
Diluted	14,914	15,127	15,121	15,250

-MORE-

The Dixie Group Reports 2022 Results

March 2, 2023

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 31, 2022	December 25, 2021
ASSETS
Current Assets
Cash and cash equivalents	$363	$1,471
Receivables, net	25,009	40,291
Inventories, net	83,699	82,739
Prepaid expenses	10,167	9,925
Current assets of discontinued operations	641	5,991
Total Current Assets	119,879	140,417

Property, Plant and Equipment, Net	44,916	48,658
Operating Lease Right-Of-Use Assets	20,617	22,534
Other Assets	15,982	21,138
Long-Term Assets of Discontinued Operations	1,552	2,752
TOTAL ASSETS	$202,946	$235,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$14,205	$16,748
Accrued expenses	17,667	26,214
Current portion of long-term debt	4,573	3,361
Current portion of operating lease liabilities	2,774	2,528
Current liabilities of discontinued operations	2,447	5,362
Total Current Liabilities	41,666	54,213

Long-Term Debt	94,725	73,701
Operating Lease Liabilities	18,802	20,692
Other Long-Term Liabilities	12,480	16,030
Long-Term Liabilities of Discontinued Operations	3,759	4,488
Stockholders' Equity	31,514	66,375
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$202,946	$235,499

-END-